Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

BY

TARO PHARMACEUTICAL INDUSTRIES LTD.

OF

UP TO $200 MILLION IN VALUE OF SHARES OF ITS ORDINARY SHARES AT A PURCHASE PRICE NOT GREATER THAN $97.50 PER SHARE NOR LESS THAN $84.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 23, 2013, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated November 25, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Taro Pharmaceutical Industries Ltd., a company incorporated under the laws of the State of Israel (the “Company”), to purchase for cash shares of its ordinary shares, nominal (par) value NIS 0.0001 per share, having an aggregate purchase price of up to $200 million, at a price not greater than $97.50 per share nor less than $84.50 per share, less any applicable withholding taxes and without interest, through a modified “Dutch auction” tender offer upon the terms and subject to the conditions of the Offer. Capitalized terms used herein without definition have the meanings set forth in the Offer to Purchase.

Tendering stockholders may specify a price not greater than $97.50 per share nor less than $84.50 per share at which they are willing to sell their shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, the Company will designate a single per share price that the Company will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price, not greater than $97.50 per share nor less than $84.50 per share, that will allow it to purchase ordinary shares having an aggregate purchase price of $200 million, or a lower amount depending on the number of ordinary shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). Only shares validly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. All ordinary shares acquired in the Offer will be acquired at the Final Purchase Price, including those ordinary shares tendered at a price lower than the Final Purchase Price. However, due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value in excess of $200 million (based on the Final Purchase Price).

The Company will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the Expiration Time, net in cash, less any applicable withholding taxes and without interest. At the maximum Final Purchase Price of $97.50 per share, the Company would purchase 2,051,282 shares if the Offer is fully subscribed, which would represent approximately 4.6% of the issued and outstanding shares as of November 20, 2013. At the minimum Final Purchase Price of $84.50 per share, the Company would purchase 2,366,863 shares if the Offer is fully subscribed, which would represent approximately 5.3% of the issued and outstanding shares as of November 20, 2013.

Shares not purchased in the Offer will be returned at the Company’s expense promptly following the expiration of the Offer. See Section 3 of the Offer to Purchase. The Company reserves the right, in its sole discretion, to change the stockholders’ per share purchase price options and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. See Sections 1 and 15 of the Offer to Purchase.

If the conditions of the Offer have been satisfied or waived and shares having an aggregate value (based on the Final Purchase Price) in excess of $200 million (or such greater amount as the Company may elect to purchase, subject to applicable law) have been properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Time, the Company will purchase shares:

•	first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Time;

•	second, from all other stockholders who properly tender shares at or below the Final Purchase Price, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•	third, only if necessary to permit us to purchase shares having an aggregate purchase price of $200 million (or such greater amount as we may elect, subject to applicable law), from holders who have tendered shares conditionally at or below the Final Purchase Price (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, the Company may not purchase all of the shares that you tender. See Sections 1, 3 and 6 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You may tender your shares at a price (in increments of $0.25) not greater than $97.50 per share nor less than $84.50 per share, as indicated in the attached Instruction Form, less an applicable withholding taxes and without interest.

2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which you shares will be purchased in the event of proration.

3. The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions described in Section 7 of the Offer to Purchase.

4. The Offer, withdrawal rights and proration period will expire at 12:00 midnight, New York City time, on Monday, December 23, 2013, unless the Company extends the Offer.

5. The Offer is for ordinary shares having an aggregate purchase price of $200 million (based on the Final Purchase Price), unless the Offer is undersubscribed. At $84.50 per share, the Company would repurchase a maximum of 2,366,863 shares and at $97.50 per share, the Company would repurchase a maximum of 2,051,282 shares, which represent approximately 4.6% and 5.3%, respectively, of the Company’s currently outstanding ordinary shares.

6. Tendering stockholders who are registered stockholders or who tender their shares directly to American Stock Transfer & Trust Company, LLC will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

7. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price which you wish to tender each portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept.

8. If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the shares that you own before the expiration of the Offer and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the Final Purchase Price and not properly withdrawn.

9. If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

10. Each stockholder surrendering certificates for payment who is eligible for an exemption from Israeli withholding tax is required to complete a Declaration of Status for Israeli Income Tax Purposes or otherwise provide a Valid Tax Certificate. Failure to provide the information on the form may subject the holder to Israeli income tax withholding at the rate of 25% of the purchase price.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, December 23, 2013, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s ordinary shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the Offer. However, neither the Company nor any member of its Board of Directors, J.P. Morgan Securities LLC, the Dealer Manager, MacKenzie Partners Inc., the Information Agent, or American Stock Transfer & Trust Company, LLC, the Depositary, makes any recommendation to stockholders as to whether they should tender or refrain from tendering their shares or as to the price or prices at which shares may be tendered. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and at what price or prices to tender. In doing so, stockholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Sections 2 and 11 of the Offer to Purchase. Stockholders should discuss whether to tender their shares with their broker or other financial or tax advisor.

As of November 22, 2013, Sun Pharmaceutical Industries Ltd. (“Sun Pharma”) beneficially owns approximately 65.9% of the outstanding ordinary shares and 100% of the Company’s founders shares, representing in the aggregate approximately 77.2% of the voting power in the Company. Dilip Shanghvi, along with entities controlled by him and members of his family, controls 63.7% of Sun Pharma. Sun Pharma has informed us that it may or may not participate in the Offer. Of the Company’s directors and executive officers that hold shares, one has indicated that she intends to tender all 258 of her shares.

INSTRUCTION FORM WITH RESPECT TO

OFFER TO PURCHASE FOR CASH

BY

TARO PHARMACEUTICAL INDUSTRIES LTD.

OF

UP TO $200 MILLION IN VALUE OF SHARES OF ITS ORDINARY SHARES AT A PURCHASE PRICE NOT GREATER THAN $97.50 PER SHARE NOR LESS THAN $84.50 PER SHARE

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 25, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Taro Pharmaceutical Industries Ltd., a company incorporated under the laws of the State of Israel (the “Company”), to purchase for cash shares of its ordinary shares, nominal (par) value NIS 0.0001 per share, having an aggregate purchase price of up to $200 million at a price not greater than $97.50 per share nor less than $84.50 per share, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer. Capitalized terms used herein without definition have the meanings set forth in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of shares to be tendered by you for the account of the undersigned: shares* * Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.
PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED (See Instruction 5)
THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

1. SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Stockholder,” the undersigned hereby tenders shares at the purchase price as shall be determined by the Company in accordance with the Offer.

☐       The undersigned wants to maximize the chance that the Company will accept for payment the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders shares at, and is willing to accept, the purchase price determined by Company in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s shares being deemed to be tendered at the minimum price of $84.50 per share for purposes of determining the Final Purchase Price (as defined below). This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per share price as low as $84.50, a price that is below the closing market price for the shares on November 22, 2013, the last full trading day before announcement and commencement of the Offer, when the New York Stock Exchange closing price was $89.57.

2. SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders shares at the price checked. The undersigned understands that this action could result in the Company purchasing none of the shares tendered hereby if the purchase price determined by the Company for the shares is less than the price checked below.

☐ $84.50	☐ $87.25	☐ $90.00	☐ $92.75	☐ $95.50
☐ $84.75	☐ $87.50	☐ $90.25	☐ $93.00	☐ $95.75
☐ $85.00	☐ $87.75	☐ $90.50	☐ $93.25	☐ $96.00
☐ $85.25	☐ $88.00	☐ $90.75	☐ $93.50	☐ $96.25
☐ $85.50	☐ $88.25	☐ $91.00	☐ $93.75	☐ $96.50
☐ $85.75	☐ $88.50	☐ $91.25	☐ $94.00	☐ $96.75
☐ $86.00	☐ $88.75	☐ $91.50	☐ $94.25	☐ $97.00
☐ $86.25	☐ $89.00	☐ $91.75	☐ $94.50	☐ $97.25
☐ $86.50	☐ $89.25	☐ $92.00	☐ $94.75	☐ $97.50
☐ $86.75	☐ $89.50	☐ $92.25	☐ $95.00
☐ $87.00	☐ $89.75	☐ $92.50	☐ $95.25

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES.

A STOCKHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE.

ODD LOTS

(See Instruction 15 of the Letter of Transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐       By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.

CONDITIONAL TENDER

(See Instruction 14 of the Letter of Transmittal)

A tendering stockholder may condition the tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and each stockholder is urged to consult his, her or its own tax advisor before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐       The minimum number of shares that must be purchased from me, if any are purchased from me, is:                      shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his, her or its shares and checked this box:

☐       The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

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